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                                                                   Exhibit 12(b)


                 CERTIFICATE OF HOLDER OF BENEFICIAL INTERESTS

          Mercury Basic Value Fund, Inc., a future holder of beneficial interests in the amount of $100,000, of Master Basic Value Trust (the "Trust"), does hereby confirm to the Trust its representations that it will purchase such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                   Mercury Basic Value Fund, Inc.


                                   By:   /s/ Terry K. Glenn
                                         ----------------------------
                                         Name: Terry K. Glenn



Dated:  October 13, 2000